UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2020

Windtree Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Kelly road, Suite 100, Warrington, Pennsylvania		18976
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 488-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2020, Eric Curtis was appointed Senior Vice President and Chief Operating Officer (“COO”) of Windtree Therapeutics, Inc. (the “Company”).

Mr. Curtis, age 52, has served as the Chief Executive Officer and President of Centurion Biopharma Corp. (“Centurion”), an oncology research and development company, and President and Chief Operating Officer of CytRX Corporation, a biopharmaceutical company and Centurion’s parent company, since February 2018. Prior to joining Centurion, from May 2016 to January 2018, Mr. Curtis served as Principal of Curtis Biopharm Consulting, where he provided strategic consultancy services to a variety of healthcare-focused companies, including the Company. From November 2014 to May 2016, Mr. Curtis held the position of President, US Commercial at Aegerion Pharmaceuticals (now Novelion Therapeutics). Mr. Curtis earned a Master of Business Administration from Pennsylvania State University as well as a Bachelor of Science degree from the University of Pittsburgh.

In connection with his appointment, Mr. Curtis entered into an employment agreement with the Company (the “Employment Agreement”). Under the Employment Agreement, Mr. Curtis’ annual base salary is $370,000 and his annual bonus target is 40% of his annual base salary. The Employment Agreement provides for Mr. Curtis to receive severance (upon termination without Cause (as defined in the Employment Agreement) or by Mr. Curtis with Good Reason (as defined in the Employment Agreement)) of (a) any unpaid compensation accrued through the last day of Mr. Curtis’ employment, a lump sum payment of accrued but unused vacation days, and any other amounts owed to Mr. Curtis but not yet paid, less any amounts owed by Mr. Curtis to the Company (the "Accrued Compensation"), (b) 12 months of base salary and COBRA benefits, (c) any earned but unpaid annual bonus for the fiscal year preceding Mr. Curtis' date of termination and a pro rata bonus equal to the annual bonus Mr. Curtis would have earned absent his separation (as defined in the Employment Agreement) which amount shall be paid when the Company's other executives are paid and, (d) during such 12-month period, all vested stock options and similar equity awards held by Mr. Curtis shall continue to be exercisable (the “Severance Benefits”). If Mr. Curtis is terminated by the Company without Cause or Mr. Curtis terminates his employment with Good Reason within 24 months of a Change of Control (as defined in the Employment Agreement), the Employment Agreement further provides Mr. Curtis with severance (the “Change of Control Severance Benefits”) consisting of the Accrued Compensation, any earned but unpaid annual bonus for the fiscal year preceding the date of Mr. Curtis' termination, a lump sum equal to one and one-half times Mr. Curtis’ base salary and annual bonus amount paid in a lump sum within 10 days after the date of termination, eighteen months of COBRA benefits, full vesting and acceleration of Mr. Curtis’ equity awards upon the date of Mr. Curtis’ termination and the continued exercisability of Mr. Curtis’ equity awards for the remainder of their stated terms. Mr. Curtis’ receipt of the Severance Benefits or the Change of Control Severance Benefits, as applicable, is conditioned on his execution of a separation agreement in a form acceptable to the Company within 50 days after the date of the termination of Mr. Curtis’ employment with the Company.

Additionally, provided that Mr. Curtis is actively employed by the Company after a Change of Control all shares of stock and all options to acquire Company stock held by Mr. Curtis shall accelerate and become fully vested and, with respect to restricted stock, all restrictions shall be lifted upon the date of the Change of Control.

Mr. Curtis is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Curtis and any other persons pursuant to which he was appointed as the Company’s COO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Windtree Therapeutics, Inc.

By:	/s/ Craig Fraser
Name:	Craig Fraser
Title:	President and Chief Executive Officer

Date: March 13, 2020